CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N1-A of our report dated October 2, 2000, relating to the financial statements and financial highlights which appears in the August 31, 2000 Annual Report to Shareholders of INVESCO Advantage Series Funds, Inc. (now known as Counselor Series Funds, Inc.), and our report dated December 5, 2000, relating to the financial statements and financial highlights which appears in the October 31, 2000 Annual Report to Shareholders of INVESCO Global Health Sciences Fund, Inc., both of which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Statements", "Financial Highlights", and "Independent Accountants" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP
------------------------------
PricewaterhouseCoopers LLP

Denver, Colorado
May 2, 2001